Exhibit 6.2

MORTGAGE NOTE

$14,000,000.00	June 29, 2018

FOR VALUE RECEIVED, TUCSON EAST HOLDING, LLC, a Delaware limited liability company having an address of 16704 North 78th Street, Scottsdale, AZ 85260 (“Maker”) promises to pay to CERCO CAPITAL INC, a Delaware corporation (“Payee”) at its office located at 251 Little Falls Drive, Wilmington, DE 19808 or at such other place as may be designated in writing by the holder of this Promissory Note (this “Note”), the principal sum of Fourteen Million and 00/100 Dollars ($14,000,000.00) (the “Loan”), in lawful money of the United States of America, together with interest thereon to be computed from the date hereof at the Applicable Interest Rate, and to be paid in accordance with the terms of this Note.

1.           INTEREST. The term “Applicable Interest Rate”, as used herein shall mean an interest rate equal to eight and one-half percent (8.5%) per annum. Interest for any month or fractional part thereof shall be calculated on the basis of a 360-day year and the daily amount so determined shall be multiplied by the actual number of days for which interest is being paid.

2.           PAYMENT TERMS

2.1          Maker agrees to pay sums under this Note in installments as follows:

(a)           Maker shall pay to Payee consecutive equal, monthly installments of accrued interest only, in arrears, commencing on August 1, 2018 and on the first day of each month thereafter (such date, the “Payment Date”) through and until the date on which this Note is indefeasibly paid in full.

(b)          All accrued and unpaid interest and the then unpaid principal balance hereon shall be due and payable on the earlier to occur of (i) June 30, 2020 (the “Maturity Date”), or (ii) the date on which the indebtedness otherwise becomes immediately due and payable hereunder.

2.2          In the event that the Loan is not repaid in full on or before the Maturity Date, then, from that point forward, the unpaid principal balance shall continue to bear interest after the Maturity Date at the Default Rate set forth in this Note until and including the date on which it is paid in full.

2.3          All parties hereto, whether Maker, principal, surety, guarantor or endorser, hereby waive demand, notice of demand, presentment for payment, notice of dishonor, protest and notice of protest.

3.           EXTENSION OPTION. Borrower has the right to renew this Loan for one additional six (6) month period (the “Extension Period”), provided there no defaults under the Loan at the date of such Extension. In order to exercise an extension option, Borrower must (i) deliver to Lender a request in writing at least sixty (60) days prior to original Maturity Date of the first Extension Period, as the case may be, (ii) pay a fee equivalent to three-quarters of one percent (0.75%) of the then outstanding principal balance of the Loan; and (iii) deliver any information reasonably requested by Lender in order to update its underwriting and (iv) other customary extension conditions set forth in the Loan Documents are satisfied.

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4.             SECURITY INSTRUMENTS. This Note is secured by (a) a first lien securing a loan in the principal sum of $14,000,000.00 evidenced by that certain Deed of Trust and Assignment of Rents of even date herewith between Maker as Grantor and Payee as Lender therein, and those certain UCC Financing Statements to be filed in the Office of the Secretary of State of the State of Arizona and in the office of the Clerk and Recorder of Pima County, Arizona, (the “Security Instruments”) encumbering real properties located in State of Arizona, as more particularly described in the Security Instruments (the “Premises”) and (b) certain other instruments and agreements dated of even date herewith from Maker (or affiliates of Maker) to Payee or between Maker (or affiliates of Maker) and Payee (collectively such documents and agreements may be referred to herein as the “Loan Documents”). All of the terms, covenants, conditions and agreements contained in the Security Instruments and/or Loan Documents are hereby incorporated herein and made a part hereof.

5.           APPLICATION OF PAYMENTS: ESTABLISHMENT OF INTEREST RESERVE

5.1          On the date hereof Maker shall pay to Payee the sum of Three Hundred Four Thousand One Hundred Eleven and 52/100 Dollars ($304,111.52) (the “Initial Seasonality Interest Deposit”) which Initial Seasonality Interest Deposit shall be withheld from the proceeds of the Loan. The Deposit shall be held, subject to the terms hereof, by Payee in an account at a financial institution of Payee’s choosing, controlled by Payee and in Payee’s name for the benefit of Maker as an interest reserve and applied to the interest payable described in Section 2.1(b) above for the interest payments due on August 1, 2018, September 1, 2018 and October 1, 2018. Maker and Payee acknowledge that the interest payments due for the months of June, July and August of each year total Three Hundred Four Thousand One Hundred Eleven and 52/100 Dollars ($304,111.52) and that Maker shall deposit with Payee on or before March 31, 2019 and each March 31st thereafter while this Loan is outstanding, the sum of Three Hundred Four Thousand One Hundred Eleven and 52/100 Dollars ($304,11 1.52) (the “Seasonality Interest Reserve Deposit” and collectively with the Initial Seasonality Reserve Interest Deposit, the “Deposit”) in order to fund the interest payments due on July 1, August 1 and September 1 of each year of the term of this Loan.

5.2          Monthly installments of interest on the Loan shall be paid on each Payment Date and/or the Maturity Date, from the Deposit for the months of June, July and August until the same is exhausted, and for all other months directly by Maker. All payments received by Payee pursuant to this Note or the Loan Documents shall be applied first to late charges due under this Note or the Loan Documents, second to accrued interest at the rate then in effect under the terms hereof, and third to principal.

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5.3          Following any Event of Default (as defined below), and unless and until such Event of Default is cured to Payee’s satisfaction (in Payee’s reasonable discretion), including but not limited to the payment of any advances, charges, costs or fees (including reasonable attorneys’ fees) incurred by Payee with regard thereto, each monthly installment hereunder shall be applied to the Indebtedness (as hereinafter defined) in such order and in such manner as Payee shall elect in Payee’s sole and absolute discretion. Payee may allocate any and all such payments to interest, principal and other fees and charges due hereunder or to any one or more of them, in such amount, priorities and proportions as the Payee may determine in its sole and absolute discretion in accordance with the terms hereof. It shall be a condition precedent to the disbursement of any portion of the Deposit that there shall be no Event of Default by Maker under the terms and conditions of the Note, the Security Instruments and/or any other document executed in connection with the Loan. Upon the occurrence of an Event of Default by Maker hereunder or under the terms and conditions of the Note, the Security Instruments or any other document executed in connection with the Loan, the Payee shall be entitled to apply the remaining portion of the Deposit to amounts then due and owing under the terms of the Note, the Security Instruments and/or any other document executed in connection with the Loan in such order as the Payee shall elect.

5.4          The Payee hereby acknowledges receipt of the Deposit from the Maker as of the date hereof and agrees to hold and disburse the same in accordance with the terms and conditions of this Note.

5.5          No interest shall be required to accrue or be payable by Payee to Maker on the Deposit. Maker hereby grants to Payee a first priority security interest in the Deposit.

5.6          The Payee shall be deemed to have exercised reasonable care in the custody and preservation of the Deposit by accounting for all money and things of value received by it upon or in respect thereof.

6.           DEFAULT AND ACCELERATION

6.1           It is hereby expressly agreed that (a) the whole of the principal sum of this Note, (b) interest, default interest, late charges, fees and other sums, as provided in this Note, (c) all other monies agreed or provided to be paid by Maker in this Note, the Security Instruments and/or any Loan Document, (d) all sums advanced pursuant to the Security Instruments and/or any Loan Document, and (e) all sums advanced and costs and expenses reasonably incurred by Payee in connection with the Indebtedness (as hereinafter defined) or any part thereof, any renewal, extension, or change of or substitution for the Indebtedness or any part thereof, or the acquisition or perfection of the security granted pursuant to the Security Instruments and/or any Loan Document, whether made or incurred at the request of Maker or Payee (the sums referred to in (a) through (e) above shall collectively be referred to as the “Indebtedness”) shall, WITHOUT NOTICE, become immediately due and payable at the option of the Payee or other holder hereof upon the happening of any of the following events (each, an “Event of Default”):

(a)           Maker fails to pay the monthly interest payment due to Payee within five (5) business days of the date due under Section 2.1(a) of this Note, or any other amount due under this Note where no due date is provided for, within five (5) business days after written demand therefor is made (however, no late payment of interest paid by Payee pursuant to the terms of Section 4 herein shall constitute an Event of Default under the terms of this Note, unless such late payment was caused by Maker and/or any of its principals or members with a managing interest);

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(b)          Maker fails to pay any amount due and payable to Payee under the Security Instruments or any Loan Document within five (5) business days after written demand therefor is made;

(c)          Maker fails to keep, observe or perform any other promise, condition or agreement contained in this Note, the Security Instruments, any Loan Document or any other documents described herein or delivered in connection herewith or is otherwise in default under the terms, covenants and conditions of this Note, the Security Instruments, any Loan Document or any other documents described herein or delivered in connection herewith, and such failure or default is not remedied within thirty (30) days after written notice to Maker thereof, provided, however, that if such failure or default is not capable of being cured or remedied within said thirty (30) day period, then if Maker fails to promptly commence to cure the same and thereafter diligently prosecute such cure to completion in good faith, but in any event within ninety (90) days after written notice thereof;

(d)         There is a material misstatement in any certificate and/or certification delivered in connection with this Note, the Security Instruments or the Loan Documents, or any representation, disclosure, warranty, statement, financial information, application and/or other instrument, record, documentation or paper made or furnished by or on behalf of Maker in connection with this Note shall be materially misleading, untrue or incorrect;

(e)          A receiver, liquidator or trustee shall be appointed for Maker (or its sole member) or for any of such parties’ property, an assignment shall be made for the benefit of creditors of Maker (or its sole member), Maker (or its sole member) shall be adjudicated a bankrupt or insolvent, or any petition for bankruptcy, reorganization or arrangement pursuant to the Federal Bankruptcy Code, or any similar federal or state statute, shall be filed by or against Maker (or its sole member), unless such appointment, assignment, adjudication or petition was involuntary, in which event only if the same is not discharged, stayed or dismissed within ninety (90) days;

(f)          A final judgment for the payment of money which could materially adversely affect Maker’s ability to make payments under this Note shall be rendered against Maker (or its sole member) and such party shall not discharge the same or cause it to be discharged within sixty (60) days from the entry thereof, or shall not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered, within twenty (20) days, and thereafter to secure a stay of execution pending such appeal;

(g)          Maker (or its sole member) shall have concealed, removed and/or knowingly permitted to be concealed or removed any substantial part of its property and/or assets with the intent to hinder, delay or defraud Payee of any of its property and/or assets which may be fraudulent under any federal or state bankruptcy, fraudulent conveyance or similar law now or hereafter enacted, or if Maker (or its sole member) shall have made any transfer of any of its property and/or assets to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or if Maker (or its sole member) shall have suffered or knowingly permitted to be suffered, while insolvent, any creditor to obtain a lien upon any of its property and/or assets through legal proceedings or distraint which is not vacated within sixty (60) days from the date of entry thereof;

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(h)          Any Guarantor of the obligations of Maker hereunder defaults under or attempts to withdraw, cancel or disclaim liability under any pledge, pledges, guaranty or guaranties given to Payee; or

(i)         Maker or any Guarantor defaults beyond any applicable notice and cure period under any other note, instrument, agreement, contract, pledge, mortgage or encumbrance evidencing and/or securing the Indebtedness or any other indebtedness of Maker or to Payee.

6.2          After the occurrence of an Event of Default, the Payee may accept any payments from the Maker without prejudice to the rights and remedies of the Payee provided herein or in the Security Instruments or the Loan Documents.

7.           FINANCIAL STATEMENTS AND RECORDS. Maker shall keep adequate books and records of account in accordance with generally accepted accounting practices consistently applied. Within ten (10) business days of Payee’s request and in any event not prior to 21 days after the end of each calendar month. Maker shall deliver or cause to be delivered to Payee unaudited Maker-prepared financial statements of Maker and any other Maker-prepared financial statement, report or other information Payee may reasonably require from time to time regarding Maker, and/or the Premises each certified by Maker to be true, correct and complete in all material respects. Without limitation, Payee acknowledges that Maker’s financial statements are typically available on or after the 21st day of the immediately succeeding calendar month. Maker authorizes Payee, at any time, prior to payment in full of the Indebtedness, or within one year following foreclosure of the Premises, to obtain any information that Payee may reasonably require, including credit information from other sources (such as credit reporting agencies), concerning Maker, the Premises, and any Guarantor, provided however, if Payee incurs costs in obtaining such information and no Event of Default has occurred. Payee shall bear such costs without reimbursement from Maker. In addition, Maker shall keep and maintain at all times complete and accurate books of account and records adequate to reflect correctly the results of the operation of the Premises and copies of all written contracts, leases (if applicable), and other documents which affect the Premises. Such books, records, contracts, lease and other documents shall be subject to examination, inspection and copying on reasonable notice at any reasonable time by Payee. All books, records, accounts and financial statements required hereunder shall be accurate and complete in all material respects, shall represent fairly the financial position of the Maker and/or the operation of the Premises. Unless waived in writing by Payee, Maker’s financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied.

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8.           DEFAULT INTEREST/LATE CHARGES

8.1          Upon the occurrence of an Event of Default, then, from and after the date of the Event of Default, interest shall accrue on the unpaid principal sum and any other Indebtedness due and owing at a rate (the “Default Rate”) equal to the lesser of (a) twenty-four percent (24%) per annum computed from the date of the Event of Default until the date of actual repayment (including any post-judgment period), or (b) the highest rate permitted by law, computed from the date of the Event of Default until the date of actual repayment (including any post-judgment period). The Default Rate shall be computed from the date of the Event of Default until the earlier of the date upon which the Event of Default is cured or the date upon which the Indebtedness is paid in full. Interest calculated at the Default Rate shall be added to the Indebtedness, and shall be deemed secured by the Security Instruments. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Indebtedness, nor as a waiver of any other right or remedy accruing to Payee by reason of the occurrence of any Event of Default.

8.2          If any payment (or part thereof, but excluding any maturity payment) provided for herein shall be made after ten (10) days from the applicable date due, a late charge of live percent (5%) of any payment not received on the 10th day of each month so overdue shall become immediately due and payable to the Payee and/or other holder of this Note as liquidated damages for failure to make prompt payment and the same shall be secured by the Security Instruments. Maker agrees that such late charge is to compensate the Payee for costs incurred in connection with the administration of such default, and does not constitute a penalty. Maker further acknowledges that such late charge is a reasonable amount in light of the anticipated harm caused by the default, the difficulties of proof of loss, and the inconvenience and difficulty of otherwise obtaining an adequate remedy. Such charge shall be payable in any event no later than the due date of the next subsequent installment or at the option of Payee, may be deducted from any deposits, including but not limited to the Deposit, held by Payee as additional security for this Note. Nothing herein is intended to or shall extend the due dates set forth for payments under this Note. Such late fee may be charged repeatedly, however, said late fee shall not be compounded on prior late fees, but rather, only on the amount outstanding exclusive of prior late fees. Notwithstanding anything to the contrary contained in this Section 8.2, no late charge shall be imposed: (a) as a result of Payee’s failure to timely apply all or portions of the Deposit as contemplated in this Note; and (b) on the first (1st) delinquent payment made by Maker during any consecutive twelve (12) month period, provided that such payment shall be received by Payee within ten (10) days following the applicable due date.

8.3          Should the Indebtedness or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any collected at law or in equity, or in bankruptcy, receivership or any other court proceeding (whether at the trial or appellate level), or should this Note be placed in the hands of attorneys for collection under default. Maker agrees to pay, in addition to the principal, any late payment charge and interest due and payable hereunder, all reasonable and actual costs of collecting or attempting to collect the Indebtedness, including reasonable attorneys’ fees and expenses and court costs, regardless of whether any legal proceeding is commenced hereunder, together with interest thereon at the Default Rate from the date paid or incurred by Payee until such expenses are paid by Maker.

8.4          After the entry of a judgment and/or a foreclosure judgment, Payee shall have the right to continue to charge Maker and to increase the amount of the judgment for post-judgment reasonable attorneys’ fees and costs, post-judgment interest at the Default Rate provided for herein, real estate taxes, utilities, maintenance, security and other charges that may be incurred by Payee.

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8.5          Notwithstanding anything heretofore set forth to the contrary, in no event shall any interest payable under this Note exceed the maximum interest rate permitted under law or the rate that could subject Payee to either civil or criminal liability as a result of being in excess of the maximum interest rate that Maker is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Maker is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the interest rate hereinabove set forth or the Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Payee for the use, forbearance, or detention of the Indebtedness, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of this Note until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Indebtedness for so long as the Indebtedness is outstanding. Maker agrees to an effective rate of interest that is the rate stated herein plus any additional rate of interest resulting from any other charges in the nature of interest paid or to be paid by or on behalf of Maker, or any benefit received or to be received by Payee, in connection with this Note.

9.           WAIVERS

9.1          Maker and all parties who may become eligible for the payment of all or any part of the Indebtedness, whether principal, surety, guarantor, pledgor, or endorser, hereby waive demand, notice of demand, presentment for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, notice of dishonor, protest, notice of protest and non-payment and all other notices of any kind, except for notices expressly provided for in this Note or the other Loan Documents.

9.2          The liability of any Maker, guarantor, pledgor or endorser shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the holder hereof, including, but not limited to any extension of time, renewal, waiver or other modification. No release of any security for the Indebtedness or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Security Instruments, or any other Loan Document shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker, and any other person or entity who may become liable for the payment of all or any part of the Indebtedness under this Note.

9.3          No notice to or demand on Maker shall be deemed to be a waiver of the obligation of Maker or of the right of Payee to take further action without further notice or demand on Maker as provided for in this Note. Any failure of the holder of this Note to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. The Payee or any holder may accept late payment, or partial payment, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights. No amendment, modification or waiver of any provision of this Note nor consent to any departure by the Maker therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by the Payee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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9.4          THE MAKER AND EACH ENDORSER AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE MAY BE INITIATED AND PROSECUTED IN THE STATE OR FEDERAL COURTS, AS THE CASE MAY BE, LOCATED IN THE COUNTY AND STATE IN WHICH THE PREMISES, OR ANY OF THEM, ARE LOCATED. THE MAKER AND EACH ENDORSER CONSENT TO AND SUBMIT TO THE EXERCISE OF JURISDICTION OVER THE SUBJECT MATTER, WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE MAKER OR SUCH ENDORSER AT ITS ADDRESS SET FORTH ABOVE OR TO ANY OTHER ADDRESS AS MAY APPEAR IN THE PAYEE’S RECORDS AS THE ADDRESS OF THE MAKER OR SUCH ENDORSER.

9.5           IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM IN RESPECT OF OR ARISING OUT OF THIS NOTE, THE MAKER AND EACH ENDORSER WAIVE TRIAL BY JURY, WHETHER SUCH ACTION, SUIT, PROCEEDING OR COUNTERCLAIM SHALL BE IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN EVIDENCED BY THIS NOTE, THE APPLICATION FOR THE LOAN EVIDENCED BY THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR ANY ACTS OR OMISSIONS OF PAYEE, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY MAKER AND EACH ENDORSER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.

9.6          THE MAKER AND EACH ENDORSER ALSO WAIVE, ABSOLUTELY, UNCONDITIONALLY AND IRREVOCABLY (I) THE RIGHT TO INTERPOSE ANY CREDIT, DEFENSE, RIGHT OF RECOUPMENT, CROSSCLAIM, SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, WITH RESPECT TO THE INDEBTEDNESS OR ANY OF THE LOAN DOCUMENTS OR THE OBLIGATIONS OF THE MAKER UNDER ANY OF THE LOAN DOCUMENTS, OR THE OBLIGATIONS OF ANY OTHER PERSON OR ENTITY RELATING TO ANY OF • THE LOAN DOCUMENTS OR OTHERWISE WITH RESPECT TO THE INDEBTEDNESS, IN ANY ACTION OR PROCEEDING BROUGHT BY THE PAYEE TO COLLECT THE INDEBTEDNESS, OR ANY PORTION THEREOF, OR TO ENFORCE, FORECLOSE AND/OR REALIZE UPON THE LIENS AND SECURITY INTERESTS OF THE PAYEE IN ANY SECURITY FOR THIS NOTE, EXCEPT FOR MANDATORY OR COMPULSORY COUNTERCLAIMS.

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10.          PREPAYMENT

10.1        Maker acknowledges that it is the intent of Payee that this Note not be paid prior to its maturity in order to afford Payee the benefit of the interest payments throughout the term.

10.2        Notwithstanding the foregoing, if Maker seeks the right to prepay this Note, and therefore, to induce Payee to accept the prepayment of this Note prior to maturity, Maker agrees to pay separate and additional consideration for the right to so pre-pay the Note in an amount equal to all accrued but unpaid interest hereunder through the date of such prepayment plus such additional amount as shall yield to Payee an amount equal to at least three (3) months of interest under this Note, taking into account interest payments previously made.

Notwithstanding anything in this Section 9 to the contrary, in the event that Payee has paid a minimum of three (3) months of interest payments on the Note, Maker may pay the Note in full or in part prior to the Maturity Date with no additional prepayment premium due.

11.          NOTICES. All notices to be given pursuant to this Note shall be in writing and sufficient if given by personal service, by guaranteed overnight delivery service, or by being mailed postage prepaid, by registered or certified mail, to the address of the parties first hereinabove set forth or to such other address as either party may request in writing from time to time. Any time period provided in the giving of any notice hereunder shall commence upon the date of personal service, the next business day after delivery to the guaranteed overnight delivery service, or three (3) days after any notices are deposited, postage prepaid, in the United States mail, certified or registered mail. Notices may be given by a party’s attorneys or agents with the same force and effect as though given by such party.

12.           USURY. Maker hereby represents that this loan is for commercial use and not for personal, family or household purposes. It is the specific intent of the Maker and Payee that this Note bear a lawful rate of interest, and if any court of competent jurisdiction should determine that the rate herein provided for exceeds that which is statutorily permitted for the type of transaction evidenced hereby, the interest rate shall be reduced to the highest rate permitted by applicable law, with any excess interest theretofore collected being applied against principal or, if such principal has been fully repaid, returned to Maker upon written demand.

13.          ALL DUE ON SALE, TRANSFER OR ENCUMBRANCE. In the event of a sale, transfer, assignment of Maker’s interest in or an unpermitted encumbrance upon the real property under the Deed of Trust, this Note shall immediately become all due and payable. A transfer shall include any unpermitted change of ownership in Maker.

14.          MISCELLANEOUS

14.1        Time shall be of the essence with respect to all provisions of this Note.

14.2        Maker represents that Maker has full power, authority and legal right to execute and deliver this Note, and that this Note constitutes the valid and binding obligations of Maker.

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14.3        Wherever pursuant to this Note it is provided that Maker pay any costs and expenses, such costs and expenses shall include, without limitation, Payee’s reasonable legal fees and disbursements. Maker shall pay to Payee on demand any and all reasonable expenses, including reasonable attorneys’ fees, incurred or paid by Payee in enforcing this Note and/or related to the repayment of this Note either on the Maturity Date or otherwise.

14.4        This Note cannot be changed, modified, amended, waived, extended, discharged or terminated orally or by estoppel or waiver, regardless of any claimed partial performance referable thereto, or by any alleged oral modification or by any act or failure to act on the part of Maker or Payee.

14.5        The agreements contained herein shall remain in full force and effect, notwithstanding any changes in the individuals or entities comprising Maker, and the term “Maker,” as used herein, shall include any alternate or successor entity, but any predecessor entity, and its partners or members, as the case may be, shall not thereby be released from any liability. Nothing in the foregoing shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in Maker which may be set forth in this Note, the Security Instruments or the Loan Documents.

14.6        Titles of articles and sections are for convenience only and in no way define, limit, amplify or describe the scope or intent of any provision hereof.

14.7        If any paragraph, clause or provision of this Note is construed or interpreted by a court of competent jurisdiction to be void, invalid or unenforceable, such voidness, invalidity or unenforceability will not affect the remaining paragraphs, clauses and provisions of this Note, which shall nevertheless be binding upon the parties hereto with the same effect as though the void or unenforceable part had been severed and deleted.

14.8        If more than one person is named in this Note as “Maker”, each obligation of Maker shall be the “joint and several” obligation of such party or entity.

14.9        Payee may by written instrument assign all or any portion of its rights and obligations under this Note (an “Assignment”) to one or more persons (each such assignee, as well as Payee prior to assignment of all of its rights and obligations hereunder, a “Lender”). Such assignment may be made without the consent of Maker provided that Payee provides a copy of such Assignment to Maker. Maker shall maintain at its office a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) of the loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Maker and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Payee hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice. Subject to the foregoing, the terms and provision of this Note shall be binding upon and inure to the benefit of Maker and Payee and their respective heirs, executors, legal representatives, successors, successors-in-title, and assigns, whether by voluntary action of the parties or by operation of law. As used herein, the terms “Maker” and “Payee” shall be deemed to include their respective heirs, executors, legal representative, successors, successors-in-title, and assigns, whether by voluntary action of the parties or by operation of law.

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14.10       All the terms and words used in this Note, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context or sense of this Note or any paragraph or clause herein may require, the same as if such work had been fully and properly written in the correct number and gender.

14.11       This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

14.12       This Note may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

14.13       The provisions of Section 6.7 of the Security Instruments are hereby incorporated by reference into this Note to the same extent and with the same force as if fully set forth herein.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Promissory Note as of the date set forth above.

MAKER:

TUCSON EAST HOLDING, LLC

By: TUCSON EAST MANAGER, LLC, Sole Manager
By: Caliber Hospitality, LLC, Sole Manager
By: Caliber Services, LLC, Sole Member Manager
By: Caliber Companies, LLC, Sole Member Manager
By: CaliberCos Inc, Sole Member Manager

By:	/s/ Jennifer Schrader

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SCHEDULE A

Description of Collateral

This financing statement covers the following types (or items) of property:

All of Debtor’s buildings, structures, improvements, fixtures, chattels and articles of personal property now owned or hereafter acquired and/or now or hereafter attached to or used in connection on the real property described in Exhibit A (the “Premises”), including but not limited to furnaces, boilers, oil burners, radiators and piping, coal stokers, plumbing and bathroom fixtures, refrigeration, heating, ventilating and air conditioning systems, sprinkler systems, power systems, washtubs, sinks, gas and electric fixtures, stoves, ranges, awnings, screens, window shades, elevators, motors, dynamos, refrigerators, kitchen cabinets, incinerators, cisterns, generators, plants and shrubbery and all other equipment and machinery, building materials and components, appliances, fittings, and fixtures of every kind in or used in the operation of the buildings standing or hereafter erected on any of the Premises, together with any and all replacements thereof and additions thereto, proceeds or products thereof (collectively, the “Equipment”), together with any and all right, title and interest of Mortgagor in and to any Equipment which may be subject to any security agreements, as defined in the Uniform Commercial Code (the “Code”) in effect in the State of Arizona (hereinafter, sometimes referred to as “Security Agreements”), superior in lien to the lien of this Mortgage, all of which are covered by this Mortgage, which shall also constitute a security agreement. The term “fixtures”, as used herein, means all items that are physically attached to buildings, including, without limitation, items such as equipment used to supply air conditioning, heat, gas, water, light, laundry, drying, dishwashing, garbage disposal and other services;

TOGETHER with all easements, rights-of-way or use, rights, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, and all estates, rights, titles, interests, privileges, liberties, servitudes, tenements, hereditaments and appurtenances of any nature whatsoever, in any way now or hereafter belonging, relating or pertaining to the Premises and the improvements and the reversion and reversions, remainder and remainders, and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Premises, to the center line thereof and all the estates, rights, titles, interests, dower and rights of dower, curtesy and rights of curtesy, property, possession, claim and demand whatsoever, both at law and in equity, of Mortgagor of, in and to the Premises and the improvements and every part and parcel thereof, with the appurtenances thereto;

TOGETHER with all awards heretofore and hereafter made to Mortgagor for taking by eminent domain the whole or any part of the Land or any easement therein, including any awards for changes of grade of streets, which said awards are hereby assigned to Mortgagee, who is hereby authorized to collect and receive the proceeds of such awards and give proper receipts and acquittances therefor, and to apply the same toward the payment of the mortgage debt, notwithstanding the fact that the amount owing thereon may not then be due and payable; and Mortgagor hereby agrees, upon request, to make, execute, and deliver any and all assignments and other instruments sufficient for the purpose of assigning said awards to Mortgagee, free, clear and discharged of any encumbrances of any kind or nature whatsoever;

TOGETHER with the rents, income, issues and profits of all property covered by this Mortgage which are assigned to Mortgagee in accordance with the terms of this Mortgage. The term “rents, income, issues and profits” refer to any monies that Mortgagor may receive by using the Land for income producing purposes;

TOGETHER with all accounts, escrows, impounds, reserves, documents, instruments, chattel paper (whether tangible or electronic), claims, deposits and general intangibles, as the foregoing terms are defined in the Code, all promissory notes, and all franchises, trade names, trademarks, copyrights, symbols, service marks, books, records, recorded data of any kind or nature (regardless of the medium), plans, specifications, schematics, designs, drawings, permits, consents, licenses (including liquor licenses, to the extent assignable), license agreements, operating contracts, contract rights (including, without limitation, any contract with any architect or engineer or with any other provider of goods or services for or in connection with any construction, repair, or other work upon the Premises, improvements or Equipment) and all management, franchise, service, supply and maintenance contracts and agreements, and any other agreements, permits or contracts of any nature whatsoever now or hereafter obtained or entered into by or on behalf of Mortgagor with respect to the operation or ownership of the Premises, Improvements or Equipment, and all approvals, actions, refunds, rebates or reductions of real estate taxes and assessments (and any other governmental impositions related to the Premises, improvements or Equipment) resulting as a result of tax certiorari or any applications or proceeding for reduction; and all causes of action that now or hereafter relate to, are derived from or are used in connection with the Premises, Improvements or Equipment, or the use, operation, maintenance, occupancy or enjoyment thereof or the conduct of any business or activities thereon (hereinafter all of the items referred to collectively referred to as the “Intangibles”):

TOGETHER with all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims, including without limitation, proceeds of insurance and condemnation awards and all rights of Mortgagor to refunds of real estate taxes and assessments.

EXHIBIT A

Legal Description of Premises

Land is located in City of Tucson, County of Pima, State of AZ, and described as follows:

Parcel 1:

Lot 1, of the RESUBDIVISION OF BROADWAY PROPER, according to the plat of record in the office of the County Recorder of Pima County, Arizona, recorded in Book 39 of Maps, page 87.

Parcel 2:

A Reciprocal Easement, according to the terms and conditions contained within that certain Reciprocal Easement Agreement recorded September 13, 1985 in Docket 7618, page 886.

Parcel 3:

A Reciprocal Easement, according to the terms and conditions contained within that certain Reciprocal Access and Parking Easement Agreement recorded January 23, 1986 in Docket 7707 at page 1098.

Parcel 4:

An easement for Access over Common Area A, as set forth in the Dedication on the plat of RESUBDIVISION OF BROADWAY PROPER, according to the plat of record in the office of the County Recorder of Pima County, Arizona, recorded July 3, 1985 in Book 39 of Maps, page 87.

Commonly known as: 7600 E. Broadway Blvd., Tucson, AZ 85710